Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John E. Nypaver, Jr. 843-740-2002 investors@ingevity.com
Ingevity reports second quarter 2023 financial results
HIGHLIGHTS: (comparisons versus prior year period)
•Net sales of $481.8 million, up 15%
•Net income of $35.5 million and diluted earnings per share (EPS) of $0.97; adjusted earnings of $51.6 million and diluted adjusted EPS of $1.41
•Adjusted EBITDA of $120.7 million and adjusted EBITDA margin of 25.1%
•Operating cash flow of $48.4 million with free cash flow of $26.7 million
•Initiated cost reduction actions with anticipated annualized savings of approximately $35 million with $20 million expected to be realized in 2023
•Adjusted 2023 guidance for sales between $1.6 billion to $1.7 billion and adjusted EBITDA between $390 million to $420 million

The results and guidance in this release include non-GAAP financial measures. Refer to the section entitled “Use of non-GAAP financial measures” within this release.

NORTH CHARLESTON, S.C., August 2, 2023 – Ingevity Corporation (NYSE: NGVT) today reported its financial results for the second quarter 2023.
Second quarter net sales of $481.8 million rose 15% versus the prior year quarter as price increases across all segments, higher volumes in Performance Materials and the Performance Chemicals’ Pavement Technologies business line, including the addition of the Ozark road markings acquisition (Ozark), more than offset weaker volumes in the Performance Chemicals’ Industrial Specialties business line and Advanced Polymer Technologies.
Net income of $35.5 million and diluted earnings per share (EPS) of $0.97 decreased 41% and 37%, respectively, and were negatively impacted by restructuring and other charges recorded during the quarter as well as higher interest and integration-related expenses associated with the Ozark acquisition. Adjusted EBITDA remained flat versus the prior year quarter at $120.7 million with adjusted EBITDA margin of 25.1%.
“This quarter we delivered double-digit revenue growth and maintained strong adjusted EBITDA margins in a challenging economic environment. Sales in our Performance Materials segment and Pavement Technologies business line were up due to an improved automotive market and a strong paving season, which more than offset weakness in the Industrial Specialties business line, particularly in our rosin end markets. In Advanced Polymer Technologies, EBITDA more than tripled as we implemented margin improvement initiatives and benefited from lower input costs,” said John Fortson, president and CEO. “Our strong results in this environment reflect our broad portfolio of products that serve diverse end markets across all regions. In addition, we began to take actions to better align our cost structure with current economic conditions and the continuing margin pressure on crude tall oil (CTO) based products. We remain disciplined in managing costs while delivering specialty products and technologies that purify, protect, and enhance the world around us.”
Performance Chemicals
Sales in the Performance Chemicals segment were $284.0 million, up 17% from prior year.
Industrial Specialties posted sales of $143.1 million, down 14%, due to lower volumes attributed primarily to weaker demand in our rosin end markets. Pavement Technologies sales increased to $140.9 million, driven by both higher volume and pricing in legacy pavement applications and sales associated with Ozark.
Segment EBITDA was $44.9 million, down 27% reflecting lower sales volumes in Industrial Specialties and higher CTO cost, resulting in a segment EBITDA margin of 15.8%.
“Pavement Technologies saw increased sales from our Ozark acquisition bolstered by a record quarter in our legacy business as a result of technology adoption and regional expansion, driving increased volumes that supported higher prices. Industrial Specialties sales continued to feel the impact of reduced customer demand, particularly in rosin end markets, and lingering destocking,” said Fortson. “The segment’s EBITDA decline and margin compression reflect the elevated CTO pricing we are experiencing coupled with weaker rosin end market demand and we expect to feel these pressures in the segment for the remainder of the year. We continue to see success in our alternative fatty acid-based products in the marketplace, executing our strategy to diversify our raw material stream in this segment.”
Advanced Polymer Technologies
Sales in the Advanced Polymer Technologies (APT) segment were flat at $53.2 million as we saw strength in our key growth areas of automotive and bioplastics which was offset by lower volumes primarily in footwear. Segment EBITDA more than tripled to $11.6 million and segment EBITDA margin improved to 21.8% due to our margin improvement initiatives and lower input costs.
“APT had a solid quarter with year over year pricing gains and growth in automotive and bioplastics helping offset volume weakness in footwear and industrials,” said Fortson. “Pricing actions and cost management in addition to improved input costs, particularly energy, overcame volume softness and FX headwinds resulting in a significant margin improvement, a true reflection of our APT team’s focus on delivering improved profitability.”
Performance Materials
Sales in Performance Materials were $144.6 million in the quarter, up 18% as the global automotive market improved versus the prior year. Segment EBITDA was $64.2 million, up 16% versus the prior year quarter as a result of improved volumes, with segment EBITDA margins of 44.4%.
“Performance Materials saw improved volumes of automotive carbon as last year’s volumes were negatively impacted by Covid-related shutdowns in China,” said Fortson. “We see some positive signs in the North America market, but the outlook for Europe and Asia is less clear so we are managing inventory carefully until auto production trends become more consistent.”
Liquidity/Other
Second quarter operating cash flow was $48.4 million with free cash flow of $26.7 million reflecting higher inventory driven by increased CTO prices and reduced rosin demand. Share repurchases for the quarter were $58.7 million and $353.4 million remains available under the July 2022 $500 million Board authorization. Net leverage was 3.2 times, reflecting increased borrowing for the Ozark acquisition in Q4 2022.
Full Year 2023 Guidance
“As you see in our results, most of our business lines delivered a strong quarter. However, the high costs of CTO are pressuring Industrial Specialties’ profitability, and the weaker industrial environment is not providing us with the opportunity to fully recoup these costs,” said Fortson. “Therefore, we are adjusting our full-year guidance to sales between $1.6 billion and $1.7 billion, and adjusted EBITDA between $390 million and $420 million. This guidance reflects challenges we see in 2023 and reinforces our confidence in our long-term strategy, which includes the AFA transition that will diversify our raw material stream, global expansion in Pavement which we are already executing today, and higher adoption of sustainable products such as those delivered by our APT and Performance Materials segments.”
Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in three reporting segments: Performance Chemicals, which includes specialty chemicals and pavement technologies; Advanced Polymer Technologies, which includes biodegradable plastics and polyurethane materials; and Performance Materials, which includes activated carbon. Our products are used in a variety of demanding applications, including adhesives, agrochemicals, asphalt paving, bioplastics, coatings, elastomers, lubricants, pavement markings, publication inks, oil exploration and production and automotive components. Headquartered in North Charleston, South Carolina, Ingevity operates from 31 countries around the world and employs approximately 2,050 people. The company’s common stock is traded on the New York Stock Exchange (NYSE:NGVT). For more information, visit Ingevity.com. Follow Ingevity on LinkedIn.
Additional Information
The company will host a live webcast on Thursday, August 3, at 10:00 a.m. (Eastern) to discuss second-quarter 2023 fiscal results. The webcast can be accessed on the investors section of Ingevity’s website. You may also listen to the conference call by dialing 833 470 1428 (inside the U.S.) or 929 526 1599 (outside the U.S.) and entering access code 566352. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to Ingevity’s investor site prior to the call. For those unable to join the live event, a recording will be available beginning at approximately 2:00 p.m. (Eastern) on August 3, 2023, through August 2, 2024.
Use of non-GAAP financial measures: This press release includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. The company does not attempt to provide reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measure because the impact and timing of the factors underlying the guidance assumptions are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, Ingevity believes such reconciliations would imply a degree of certainty that could be confusing to investors.
Forward-looking statements:
This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” "guidance," “believes,” “anticipates” or similar expressions. Forward-looking statements may include, without limitation, the potential benefits of any acquisition or investment transaction, expected financial positions, expected financial positions, guidance, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; litigation related strategies and outcomes; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from general global economic, geopolitical and financial conditions beyond our control, including inflation and war in Ukraine; risks related to our international sales and operations; adverse conditions in the automotive market; competition from substitute products, new technologies and new or emerging competitors; worldwide air quality standards; a decrease in government infrastructure spending; adverse conditions in cyclical end markets; the limited supply of or lack of access to sufficient crude tall oil and other raw materials; issues with or integration of future acquisitions and other investments; the provision of services by third parties at several facilities, including the impact of WestRock’s shutdown of its North Charleston paper mill; adverse effects from the COVID-19 pandemic; supply chain disruptions; natural disasters and extreme weather events; or other unanticipated problems such as labor difficulties (including work stoppages), equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; dependence on certain large customers; legal actions associated with our intellectual property rights; protection of our intellectual property and other proprietary information; information technology security breaches and other disruptions; complications with designing or implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the SEC, including those described in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K as well as in our other filings with the SEC. These forward-looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data	2023	2022	2023	2022
Net sales	$481.8	$419.9	$874.4	$802.7
Cost of sales	328.8	269.3	591.0	514.3
Gross profit	153.0	150.6	283.4	288.4
Selling, general and administrative expenses	51.7	48.7	100.3	88.7
Research and technical expenses	8.0	8.2	16.8	15.5
Restructuring and other (income) charges, net	19.2	3.7	24.8	7.3
Acquisition-related costs	1.8	—	3.7	—
Other (income) expense, net	3.0	(1.6)	(15.2)	(3.0)
Interest expense, net	21.6	15.1	41.2	25.8
Income (loss) before income taxes	47.7	76.5	111.8	154.1
Provision (benefit) for income taxes	12.2	16.7	25.6	33.5
Net income (loss)	$35.5	$59.8	$86.2	$120.6

Per share data
Basic earnings (loss) per share	$0.98	$1.55	$2.34	$3.11
Diluted earnings (loss) per share	0.97	1.54	2.33	3.09
Weighted average shares outstanding
Basic	36.4	38.5	36.8	38.8
Diluted	36.6	38.7	37.1	39.0

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2023	2022	2023	2022
Net sales
Performance Materials	$144.6	$122.4	$286.0	$270.8
Performance Chemicals	$284.0	$243.7	$469.6	$416.3
Pavement Technologies product line	140.9	77.8	186.7	105.7
Industrial Specialties product line	143.1	165.9	282.9	310.6
Advanced Polymer Technologies	$53.2	$53.8	$118.8	$115.6
Total net sales	$481.8	$419.9	$874.4	$802.7

Segment EBITDA (1)
Performance Materials	$64.2	$55.6	$134.0	$133.5
Performance Chemicals	44.9	61.7	65.2	92.5
Advanced Polymer Technologies	11.6	3.8	25.4	14.1
Total segment EBITDA (1)	$120.7	$121.1	$224.6	$240.1
Interest expense, net	(21.6)	(15.1)	(41.2)	(25.8)
(Provision) benefit for income taxes	(12.2)	(16.7)	(25.6)	(33.5)
Depreciation and amortization - Performance Materials	(9.2)	(8.8)	(19.2)	(17.8)
Depreciation and amortization - Performance Chemicals	(14.0)	(9.5)	(27.8)	(19.7)
Depreciation and amortization - Advanced Polymer Technologies	(8.2)	(7.5)	(15.5)	(15.4)
Restructuring and other income (charges), net (2) (5)	(18.2)	(3.7)	(23.8)	(7.3)
Acquisition and other-related costs (3) (6)	(1.8)	—	(4.5)	—
Gain on sale of strategic investment (4)	—	—	19.2	—
Net income (loss)	$35.5	$59.8	$86.2	$120.6
_______________
(1) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, research and technical expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net, associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other related costs, litigation verdict charges, (losses) and gains from the sale of strategic investments, pension and postretirement settlement and curtailment (income) charges, net.
(2) For the three and six months ended June 30, 2023, charges of $4.5 million and $6.2 million relate to the Performance Materials segment, charges of $12.6 million and $15.7 million relate to the Performance Chemicals segment, and charges of $1.1 million and $1.9 million relate to the Advanced Polymer Technologies segment, respectively. For the three and six months ended June 30, 2022, charges of $1.3 million and $2.6 million relate to the Performance Materials segment, charges of $1.9 million and $3.7 million relate to the Performance Chemicals segment, and charges of $0.5 million and $1.0 million relate to the Advanced Polymer Technologies segment, respectively.
(3) For the three and six months ended June 30, 2023, all charges relate to the acquisition and integration of Ozark Materials into the Performance Chemicals segment.
(4) For the three and six months ended June 30, 2023, gain on sale of strategic investment relates to the Performance Materials segment.
(5) Excludes $1.0 million of Depreciation and amortization for the three and six months ended June 30, 2023, relating to the alternative feedstock transition within our Performance Chemicals reportable segment.
(6) Includes zero and $0.8 million of Inventory fair value step-up amortization for the three and six months ended June 30, 2023, respectively, relating to the acquisition and integration of Ozark Materials into the Performance Chemicals segment. Included within "Cost of sales" on the consolidated statement of operations.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

In millions	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$68.0	$76.7
Accounts receivable, net	259.7	224.8
Inventories, net	387.1	335.0
Prepaid and other current assets	49.6	42.5
Current assets	764.4	679.0
Property, plant, and equipment, net	800.6	798.6
Goodwill	527.1	518.5
Other intangibles, net	394.2	404.8
Restricted investment	79.5	78.0
Strategic investments	99.4	109.8
Other assets	163.1	147.8
Total Assets	$2,828.3	$2,736.5

Liabilities
Accounts payable	$203.6	$174.8
Accrued expenses	63.7	54.4
Other current liabilities	43.8	74.3
Current liabilities	311.1	303.5
Long-term debt including finance lease obligations	1,525.5	1,472.5
Deferred income taxes	109.5	106.5
Other liabilities	168.1	155.7
Total Liabilities	2,114.2	2,038.2
Equity	714.1	698.3
Total Liabilities and Equity	$2,828.3	$2,736.5

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2023	2022	2023	2022
Cash provided by (used in) operating activities:
Net income (loss)	$35.5	$59.8	$86.2	$120.6
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	31.4	25.8	62.5	52.9
Gain on sale of strategic investment	—	—	(19.2)	—
Other non-cash items	41.2	14.9	75.6	36.4
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	(59.7)	(10.0)	(151.5)	(95.1)
Net cash provided by (used in) operating activities	$48.4	$90.5	$53.6	$114.8
Cash provided by (used in) investing activities:
Capital expenditures	$(21.7)	$(29.6)	$(47.1)	$(57.2)
Proceeds from sale of strategic investment	—	—	31.4	—
Other investing activities, net	(1.7)	1.2	(5.8)	(1.4)
Net cash provided by (used in) investing activities	$(23.4)	$(28.4)	$(21.5)	$(58.6)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	$107.5	$788.0	$197.8	$788.0
Payments on revolving credit facility	(84.5)	(256.0)	(144.8)	(256.0)
Payments on long-term borrowings	—	(623.4)	—	(628.1)
Debt issuance costs	—	(3.0)	—	(3.0)
Debt repayment costs	—	(3.8)	—	(3.8)
Financing lease obligations, net	(0.2)	(0.2)	(0.5)	(0.4)
Tax payments related to withholdings on vested equity awards	—	(0.2)	(4.5)	(2.0)
Proceeds and withholdings from share-based compensation plans, net	1.4	1.1	4.0	1.9
Repurchases of common stock under publicly announced plan	(58.7)	(49.5)	(92.1)	(89.9)
Net cash provided by (used in) financing activities	$(34.5)	$(147.0)	$(40.1)	$(193.3)
Increase (decrease) in cash, cash equivalents, and restricted cash	(9.5)	(84.9)	(8.0)	(137.1)
Effect of exchange rate changes on cash	(0.3)	(6.5)	(0.7)	(7.2)
Change in cash, cash equivalents, and restricted cash(1)	(9.8)	(91.4)	(8.7)	(144.3)
Cash, cash equivalents, and restricted cash at beginning of period	78.4	223.2	77.3	276.1
Cash, cash equivalents, and restricted cash at end of period (1)	$68.6	$131.8	$68.6	$131.8

(1) Includes restricted cash of $0.6 million and $0.5 million and cash and cash equivalents of $68.0 million and $131.3 million at June 30, 2023 and 2022, respectively. Restricted cash is included within "Prepaid and other current assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$24.7	$17.7	$40.0	$28.7
Cash paid for income taxes, net of refunds	18.9	23.4	23.6	26.9
Purchases of property, plant, and equipment in accounts payable	1.0	0.7	5.3	6.0
Leased assets obtained in exchange for new operating lease liabilities	14.9	4.8	18.8	7.7

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, debt refinancing fees, litigation verdict charges, (losses) and gains from the sale of strategic investments, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net per share, acquisition and other-related costs per share, debt refinancing fees per share, litigation verdict charge per share, (losses) and gains from the sale of strategic investments per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charge, (losses) and gains from the sale of strategic investments, pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as the sum of cash provided by (used in) the following items: operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment excluding the allowance for credit losses on held-to-maturity debt securities.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.
GAAP Reconciliation of 2023 Adjusted EBITDA Guidance
A reconciliation of net income to adjusted EBITDA as projected for 2023 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs; litigation verdict charges; (losses) and gains from the sale of strategic investments; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to legislative tax rate changes. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) and Diluted Earnings (Loss) Per Share (GAAP) to Adjusted Earnings (Loss) (Non-GAAP) and Diluted Adjusted Earnings (Loss) Per Share (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share data (unaudited)	2023	2022	2023	2022
Net income (loss) (GAAP)	$35.5	$59.8	$86.2	$120.6
Restructuring and other (income) charges, net	19.2	3.7	24.8	7.3
Acquisition and other-related costs	1.8	—	4.5	—
Debt refinancing fees (1)	—	5.1	—	5.1
Gain on sale of strategic investment	—	—	(19.2)	—
Tax effect on items above	(4.8)	(2.1)	(2.3)	(2.9)
Certain discrete tax provision (benefit) (2)	(0.1)	0.5	(1.3)	0.4
Adjusted earnings (loss) (Non-GAAP)	$51.6	$67.0	$92.7	$130.5

Diluted earnings (loss) per common share (GAAP)	$0.97	$1.54	$2.33	$3.09
Restructuring and other (income) charges, net	0.52	0.10	0.67	0.19
Acquisition and other-related costs	0.05	—	0.12	—
Debt refinancing fees	—	0.13	—	0.13
Gain on sale of strategic investment	—	—	(0.52)	—
Tax effect on items above	(0.13)	(0.05)	(0.06)	(0.07)
Certain discrete tax provision (benefit)	—	0.01	(0.04)	0.01
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.41	$1.73	$2.50	$3.35
Weighted average common shares outstanding - Diluted	36.6	38.7	37.1	39.0
_______________
(1) Represents the acceleration of deferred financing fees, debt extinguishment premium paid and other fees incurred related to our senior note redemption, term loan repayment, revolving credit facility amendment, and termination of certain interest rate swaps during the period ended June 30, 2022. Management believes excluding these items assists investors, potential investors, securities analysts, and others in understanding the continuing operating results thereby providing useful supplemental information about operational performance.
(2) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of legislative tax rate changes. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.
Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except percentages (unaudited)	2023	2022	2023	2022
Net income (loss) (GAAP)	$35.5	$59.8	$86.2	$120.6
Provision (benefit) for income taxes	12.2	16.7	25.6	33.5
Interest expense, net	21.6	15.1	41.2	25.8
Depreciation and amortization	31.4	25.8	62.5	52.9
Restructuring and other (income) charges, net (1)	18.2	3.7	23.8	7.3
Acquisition and other-related costs	1.8	—	4.5	—
Gain on sale of strategic investment	—	—	(19.2)	—
Adjusted EBITDA (Non-GAAP)	$120.7	$121.1	$224.6	$240.1

Net sales	$481.8	$419.9	$874.4	$802.7
Net income (loss) margin	7.4%	14.2%	9.9%	15.0%
Adjusted EBITDA margin	25.1%	28.8%	25.7%	29.9%
_______________
(1) Excludes $1.0 million of Depreciation and amortization for the three and six months ended June 30, 2023, relating to the alternative feedstock transition within our Performance Chemicals reportable segment.

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions (unaudited)	2023	2022	2023	2022
Cash Flow from Operations	$48.4	$90.5	$53.6	$114.8
Less: Capital Expenditures	21.7	29.6	47.1	57.2
Free Cash Flow	$26.7	$60.9	$6.5	$57.6

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt Ratio (Non-GAAP)

In millions, except ratios (unaudited)	June 30, 2023
Notes payable and current maturities of long-term debt	$0.9
Long-term debt including finance lease obligations	1,525.5
Debt issuance costs	6.0
Total Debt	1,532.4
Less:
Cash and cash equivalents (1)	68.2
Restricted investment (2)	79.8
Net Debt	$1,384.4

Net Debt Ratio (Non GAAP)
Adjusted EBITDA (3)
Twelve months ended December 31, 2022	$452.6
Six months ended June 30, 2022	(240.1)
Six months ended June 30, 2023	224.6
Adjusted EBITDA - last twelve months (LTM) as of June 30, 2023	$437.1

Net debt ratio (Non GAAP)	3.2x
_______________
(1) Includes $0.2 million of Restricted Cash related to the New Market Tax Credit arrangement.
(2) Excludes $0.3 million allowance for credit losses on held-to-maturity debt securities.
(3) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.

Financial Schedules - Page 9